Exhibit 10.1

Nocona Production Company	214-683-9121
4201 Sagemont Carrollton, Texas 75010 h@nyce.us

Agreement

This agreement is between Core Resource Management, Inc. (CRM) and Nocona Production Company (NPC).

Both parties agree as follows;

NPC will assign to CRM a 13.8750% Net Revenue Interest (being a 18.5000% Working Interest) of its interest in the Astley #14, Charlotte Astley, Sanders, and Fooshee leases, including all six producing wells, two salt-water disposal wells and equipment. These Leases are in Montague County, Texas. Assignment will have an effective date of May 1,2013. All runs and expenses from that time forward will accrue to the interest of
CRM.

CRM will pay NPC $230,000.

The lease equipment estimated value is $150,000 and the Value of the transferred equipment is $27,750.

NMC agrees to spend up to $125,000 on the leases, additional well completions and work overs over the next two years. If these efforts prove successful and improve production from the leases by 25% for two months or more, NPC has the right to make a one time "take or pay" offer to repurchase the interest. In any such proposal, CRM will be credited its purchase price, plus 25% per annum, less any net income.

This agreement is made this 25th Day of April, 2013.

As agreed and understood by:

/s/ Harry Nyce
Harry Nyce, Secretary and General Manager
Nocona Production Company

/s/ W. Brown Glenn
W. Brown Glenn, Managing Partner
Core Resource Management, Inc.

Witnessed by: